EXHIBIT 99.1

Quanex Corporation Conversion Rights Triggered on Convertible Debentures

HOUSTON, Nov. 1, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), today announced that the Company's $125 million aggregate principal amount of 2.50% Convertible Senior Debentures due May 15, 2034, are convertible by holders effective November 1, 2005.

The convertibility was triggered during the fiscal quarter ended October 31, 2005, in which the closing price of the Company's common stock exceeded the contingent conversion threshold price of approximately $45.96 for at least 20 of the last 30 trading days of the quarter. As a result, holders may convert the principal amount of their Debentures during the fiscal quarter ending January 31, 2006, in accordance with the terms of the indenture. On January 26, 2005, the Company announced that it had irrevocably elected to settle the principal amount of its Debentures in cash when they become convertible and are surrendered by the holders thereof. The Company retains its option to satisfy any premium obligation (stock price in excess of conversion price) with shares, cash, or a combination of shares and cash.

Quanex Corporation, with 2004 sales of $1.5 billion, is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2004) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACTS:  Quanex Corporation
           Jeff Galow
           713/877-5327
           Valerie Calvert
           713/877-5305